Exhibit 10.1
SEPARATION AGREEMENT AND WAIVER AND RELEASE
     This Separation Agreement and Waiver and Release (this “Agreement”) is entered into by and between BPI Energy Holdings, Inc., a British Columbia corporation (together with its affiliates and subsidiaries, “BPI”), and George J. Zilich (“Zilich”) as of this 12th day of October, 2006.
     A. Zilich has been employed by BPI as its Chief Financial Officer and General Counsel pursuant to a letter agreement between BPI and Zilich dated as of January 6, 2005 (the “Employment Agreement”) and has also served as a member of the board of directors of BPI.
     B. Zilich will resign as an employee, officer, and director of BPI, and this Agreement sets forth the terms upon which Zilich’s employment by, and term as a director of, BPI will cease.
     NOW, THEREFORE, in consideration of the agreements, warranties, and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BPI and Zilich agree as follows:
     1. Resignation. Effective as of October 12, 2006, or such other date as the parties may agree (the “Separation Date”), Zilich will and hereby does resign as an employee, officer, and director of BPI and resigns from any and all other positions, if any, held by him with respect to BPI and its subsidiaries and affiliates.
     2. Consideration. In consideration of Zilich entering into this Agreement, BPI will:
(a)	pay to Zilich the sum of $250,000.00 within three business days after receiving a letter from Zilich in the form attached hereto as Exhibit A but no earlier than seven days after the date first entered above;

(b)	issue to Zilich 250,000 unrestricted common shares of BPI (the “Unrestricted Shares”), provided, however, that (i) 210,000 of the Unrestricted Shares will be deemed to have been transferred by Zilich to BPI contemporaneous with the issuance of such shares in payment of the $138,600.00 price for the exercise of warrants by Zilich on April 28, 2006, and (ii) 40,000 of the Unrestricted Shares will be deemed to have been transferred by Zilich to BPI contemporaneous with the issuance of such shares in partial satisfaction of the withholding and deductions for income and payroll taxes associated with the consideration transferred to Zilich in accordance with this Agreement;

(c)	pay to Zilich the sum of $8,333.33 on each of the following dates: October 15, 2006; October 31, 2006; November 15, 2006; November 30, 2006; December 15, 2006; and December 31, 2006;

(d)	pay to Zilich the sum of $100,000.00, on each of the following dates: January 2, 2007; August 1, 2007; and January 2, 2008;

(e)	take any and all actions required to assure and provide that the 380,720 shares of BPI restricted stock currently held by Zilich vest as of the Separation Date; and

(f)	provide medical and dental insurance coverage to Zilich through the second anniversary of the Separation Date on the same terms as provided to Zilich as of the date of this Agreement (the “Continuing Medical Coverage”), which terms provide that BPI pay all premiums for such insurance coverage; provided, however, that if, at any time prior to the second anniversary of the Separation Date, Zilich becomes eligible to participate in an employer sponsored and fully paid medical and dental insurance plan or policy with coverage that is comparable to the Continuing Medical Coverage, BPI’s obligation to provide the Continuing Medical Coverage will terminate effective as of the date that Zilich becomes eligible to enroll in such plan or policy.
     BPI will make each of the payments and take each of the actions contemplated by this Section 2 notwithstanding the death or disability of Zilich prior to January 2, 2008. BPI and Zilich agree that the payments to be made to Zilich pursuant to this Section 2 are allocated as follows: the payments provided for in (a) of this Section to BPI’s obligations under the Employment Agreement, the payments provided for in (c) of this Section for Zilich’s obligations under Section 4 of this Agreement, and the payments provided for in (d) and (e) of this Section for Zilich’s obligations and undertakings under Sections 3, 5(a) and 10 of this Agreement. BPI and Zilich further agree that the other consideration to be provided to Zilich pursuant to this Section 2 is allocated as follows: the consideration provided for in (f) of this Section to BPI’s obligations under the Employment Agreement and the consideration provided for in (b) of this Section for Zilich’s obligations under Section 4 of this Agreement. BPI and Zilich further agree that as of the date of this Agreement Zilich holds 475,000 shares of BPI restricted stock and that any purported transfer of any shares of such restricted stock by Zilich to BPI prior to the date of this Agreement is and will be deemed null and void. BPI and Zilich further agree that all federal, state and local income and payroll taxes associated with the consideration to be transferred to Zilich hereunder and which may be subject to withholding and deductions will be deemed satisfied in full as follows: (i) the transfer by Zilich to BPI of 40,000 of the Unrestricted Shares pursuant to (b) of this Section; and (ii) the surrender by Zilich of 94,280 shares of the BPI restricted stock currently held by Zilich. The consideration paid under (a) of this Section will be reported by BPI on an IRS Form W-2. To the extent reportable by BPI, all other consideration paid hereunder will be reported as income to Zilich with applicable taxing authorities by way of an IRS Form 1099.
     3. Non-Competition; Non-Solicitation. Between the Separation Date and the second anniversary of the Separation Date, Zilich will not (a) engage, either directly or indirectly, as an employee, officer, director, shareholder (other than as a shareholder of less than five percent (5%) of the issued and outstanding stock of a publicly-traded corporation), or partner in a business that is competitive with the coal bed or coal mine methane gas extraction, exploration, analysis, or development business of BPI in the geographical territory known as the “Illinois Basin,” or (b) solicit or attempt to solicit, either on Zilich’s behalf or on behalf of any of third party, or assist any third party in soliciting, any employee of BPI to leave or terminate their employment with BPI; provided, however, that Zilich may respond affirmatively to any requests from employees of BPI that he act as an employment reference for any such employee.
     4. Continuing Services. Between the Separation Date and January 2, 2008, Zilich will provide BPI with consulting services as may be reasonably requested by BPI from time to time in order to facilitate the continuing operation of BPI and the transition of his duties and responsibilities; provided, however, that Zilich will not be required (a) to travel from his residence or any future place of employment or (b) to devote more than five hours during any calendar month in providing such consulting services. BPI and Zilich will, in good faith, coordinate the time and manner of the consulting services to be provided by Zilich to avoid conflicts with Zilich’s personal or business activities or schedule. BPI will reimburse Zilich for any reasonable out-of-pocket expenses incurred by Zilich in providing any consulting services requested by BPI in accordance with BPI’s expense reimbursement policy. In the event that BPI requests that Zilich perform consulting services that would be inconsistent with the limitations contained in (a) and (b) of this Section, Zilich may condition providing such services upon payment by BPI of reasonable additional compensation.

     5. Waiver and Release.
(a)	In consideration of the payments to be made to Zilich on and after the Separation Date, Zilich, for himself, his heirs, administrators, executors, and assigns, knowingly and voluntarily waives, releases, and discharges BPI and its affiliates, successors, and assigns and the shareholders, employees, officers, directors, agents, and representatives of any of them (the “BPI Released Parties”), from any and all claims, liabilities, demands, and causes of action, known and unknown, which Zilich has or may have against BPI as of the Separation Date, including, without limitation, any and all claims arising out of or relating to Zilich’s employment with BPI, his status as a director of BPI, and Zilich’s departure from that employment and that status based upon or related to any contention (i) that his employment or his status as a director terminated or ended because of any wrongful, unlawful, or improper reason or in violation or breach of any express or implied contract or agreement, or (ii) that the BPI Released Parties, or any of them, engaged in any unlawful or discriminatory act, event, pattern, or practice involving age, religion, sex, national origin, ancestry, handicap, veteran status, race, or color, including without limitation, the federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., or any similar state or local law. The foregoing is not intended to and shall not be construed or deemed to release, discharge or waive any rights of Zilich under this Agreement or the obligation of BPI to indemnify, defend or advance expenses or the rights to indemnification, defense or advancement of expenses Zilich has pursuant to (i) any director and officer or other insurance policy BPI maintains or has maintained, (ii) the applicable laws of British Columbia, Canada, (iii) the articles of incorporation or code of regulations of BPI, or (iv) the Employment Agreement, for and from any action, suit or liability that may be threatened or asserted against Zilich in connection with his service as an officer or director of BPI.

(b)	BPI, on its behalf and on behalf of its affiliates, subsidiaries, officers, directors, successors and assigns, knowingly and voluntarily waives, releases, and discharges Zilich, and his heirs, administrators, and executors (the “Zilich Released Parties”), from any and all claims, liabilities, demands, and causes of action, known and unknown, which BPI or its officers or directors have or may have against the Zilich Released Parties as of the Separation Date, including, without limitation, any and all claims arising out of or relating to Zilich’s employment with BPI, his status as a director of BPI, and Zilich’s departure from that employment and that status.

(c)	Zilich warrants that (i) no promise or inducement has been offered to him other than as set forth in this Agreement and that he is entering into this Agreement voluntarily, (ii) he is relying on no statement or representation by the BPI Released Parties other than as set forth in this Agreement, (iii) he has read this Agreement, has had a full opportunity to consider it (including the opportunity to consult with an attorney of his choice) and that he understands that by signing this Agreement he is giving up important rights, including any right to sue under federal, state, or local law.

(d)	Zilich further warrants that:
(i)	He understands that he is specifically waiving rights or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.;

(ii)	He understands that he is not hereby waiving any rights or claims that may arise after the Separation Date;

(iii)	He understands that this Agreement is being signed by him in exchange for consideration that is more valuable to him than what he is entitled to without this Agreement and the waiver and release contained in this Agreement;

(iv)	He has been advised in writing by BPI that he should have, at his expense, an attorney of his choice review this Agreement;

(v)	He has been advised by BPI that he may take up to 21 days from receipt of this Agreement to determine whether to execute the same;

(vi)	He has been advised by BPI that this Agreement may be revoked by him within seven days following execution of this Agreement whereupon this Agreement will be null and void; and

(vii)	The effect of this Agreement will be to preclude him from bringing any action against any of the BPI Released Parties for any claims of any kind relating to any matter whatsoever occurring on or before the Separation Date other than as specified in Section 5(a) hereof with respect to any obligation of BPI to indemnify, defend or advance expenses to Zilich for and from any action, suit or liability that may be threatened or asserted against him in connection with his service as an officer or director of BPI.
     6. Rights or Obligations as Shareholder. In addition to having been employed by and serving as an officer and director of BPI, Zilich is a shareholder of BPI. Between the Separation Date and October 1, 2011, Zilich will not (a) initiate any action against BPI in his capacity as a shareholder of BPI or (b) initiate, encourage, help to finance, or otherwise actively participate in any proxy contest or any effort to take control of BPI. Except as provided in this Section 6, this Agreement does not alter Zilich’s rights or obligations vis-à-vis BPI in his capacity as a shareholder of BPI, including Zilich’s right to tender his common shares in connection with a tender offer, participate in the conversion of his common shares in connection with any merger or consolidation of BPI, to receive dividends and distributions, or to exercise appraisal rights on the same basis as any other shareholder.
     7. Effect on Employment Agreement. From and after the execution of this Agreement, BPI will not have any obligation to Zilich under the Employment Agreement except for such obligations as may arise pursuant to Section 8 of the Employment Agreement.
     8. No Disclosure Regarding This Agreement. The parties will, in good faith, endeavor to agree upon the wording of a press release to be issued by BPI regarding Zilich’s resignation. Until the issuance of the press release and filing of a copy of this Agreement with the Securities and Exchange Commission, neither Zilich nor BPI will disclose any information regarding the existence or terms of this Agreement without the prior written consent of the other party, except (a) as may be necessary for BPI to comply with its disclosure obligations as a publicly held company (whether by law, regulation, rule, or otherwise, including any requirement or rule of the American Stock Exchange), (b) to an attorney with whom a party chooses to consult regarding this Agreement, (c) to Zilich’s spouse and children, (d) to Zilich’s tax advisers, (e) if and only to the extent necessary to secure enforcement of this Agreement, and (f) if and only to the extent required by a valid subpoena or court order, in which case the party subject to such subpoena or court order will first afford the other party the opportunity to raise any objection that the other party may have to the purported requirement to disclose such information. To the extent such disclosure is made to any of the individuals identified in (b), (c), or (d) of this Section 8, the disclosing party shall inform such individual of the terms of this Section 8 and instruct such individual not to disclose any information regarding this Agreement to any other person or entity.

     9. Confidentiality. Zilich will keep confidential and not divulge to any third party, without BPI’s express written consent or under legal compulsion, any confidential, proprietary, and/or trade secret information of BPI, including, without limitation, information regarding BPI’s practices, policies, financial data, marketing strategies, business plans, scientific and technical information, and customers. Zilich further agrees not to use any confidential, proprietary, or trade secret information of BPI for Zilich’s own or another’s benefit.
     10. Non-Disparagement.
(a)	Zilich will not make any comment or statement that is negative or disparaging of the business, products, reputation, competence, or character of BPI or any of the BPI Released Parties. The prohibition in the immediately preceding sentence applies to all statements that disparage, discredit, or otherwise call into disrepute, without regard to the truth or falsity of the statement. Zilich will not initiate any communications (whether written or oral) with any governmental or regulatory authority concerning or relating to BPI or any of the BPI Released Parties other than as may be required by statute or regulation. Notwithstanding the foregoing, Zilich is free to answer, in a forthright and truthful manner, any inquiries made by or on behalf of the Audit Committee of BPI’s Board of Directors or any governmental or regulatory authority or pursuant to compulsory legal process.

(b)	BPI and its officers, directors, employees, agents and representatives will not make any comment or statement that is negative or disparaging of the reputation, competence, or character of Zilich or any of the Zilich Released Parties. The prohibition in the immediately preceding sentence applies to all statements that disparage, discredit, or otherwise call into disrepute, without regard to the truth or falsity of the statement. BPI and its officers, directors, employees, agents, and representatives will not initiate any communications (whether written or oral) with any governmental or regulatory authority concerning or relating to Zilich other than as may be required by statute or regulation. Notwithstanding the foregoing, BPI and its officers, directors, employees, agents, and representatives are free to answer, in a forthright and truthful manner, any inquiries made by or on behalf of any governmental or regulatory authority or pursuant to compulsory legal process.
     11. Return of Records. Zilich represents and warrants that, as of the Separation Date, he is not in possession or control of any records, reports, written or electronic data, or memoranda relating to or regarding BPI or any employee, officer, or director of BPI that were generated or acquired by Zilich during the term of Zilich’s employment with BPI other than (a) any documents filed with the Securities and Exchange Commission prior to the Separation Date, (b) any documents posted on BPI’s website prior to the Separation Date, (c) copies of electronic correspondence (“Emails”) concerning or relating to BPI, (d) documents distributed to and received by Zilich in his capacity as a director of BPI, and (e) memoranda, correspondence, notes and other documents relating to or regarding BPI that Zilich prepared or generated at the request or direction of his personal legal counsel, for the guidance of such counsel in assisting and advising Zilich, or in anticipation of possible litigation with BPI, or that were prepared or generated by such counsel in the course of representing Zilich. Zilich will return to BPI, destroy, or delete all copies of Emails (including copies in electronic form) referred to in (c) of this Section and all documents referred to in (d) of this Section. Zilich may retain all documents referred to in (a), (b) and (e) of this Section; provided, however, that all documents referred to in (e) of this Section retained by Zilich shall be subject to the confidentiality provisions of Section 9 hereof.

     12. Return of Property. On dates to be arranged and agreed to by legal counsel for the parties, but no later than seven business days after the Separation Date, (a) Zilich will provide BPI with access to his residence, at which time BPI will remove and transport all personal property owned by BPI located at Zilich’s residence, and (b) BPI will provide Zilich with access to his office at BPI’s corporate headquarters, at which time Zilich will remove and transport all personal property owned by Zilich located on BPI’s premises.
     13. Governing Law and Interpretation. This Agreement will be governed by, and will be construed in accordance with, the laws of the State of Ohio, notwithstanding any conflict of law provision to the contrary. Zilich and BPI agree that the state and federal courts located in the State of Ohio have exclusive jurisdiction in any action, suit, or proceeding based on or arising out of this Agreement, and Zilich and BPI hereby (a) submit to the exclusive personal jurisdiction of such courts, (b) consent to the service of process in connection with any such action, suit, or proceeding and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue, or service of process.
     14. Severability. If any provision contained in this Agreement is determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the remaining provisions of this Agreement will not in any way be impaired. Notwithstanding any of the foregoing, if any such provision that is determined to be invalid, illegal, or unenforceable may be made valid, legal, or enforceable by modification thereof, then the parties will amend or modify this Agreement as may be necessary to make such provision valid, legal, or enforceable to the maximum extent permitted by law. If Zilich claims or asserts that any portion of Section 5 above regarding the waiver and release by Zilich should be ruled to be unenforceable for any reason other than BPI’s breach of any of the provisions of Section 5 above, then Zilich will be liable for the return to BPI of all of the consideration paid to him under this Agreement.
     15. No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration provided in Section 2 hereof will be deemed or construed at any time for any purpose as an admission by BPI or Zilich of any wrongful or unlawful conduct of any kind. This Agreement is made in compromise of disputed claims and nothing herein is intended to be, nor shall it be deemed, construed or treated in any respect as an admission of liability with respect to such disputed claims or with respect to any claims asserted by third parties. The parties expressly agree that neither this Agreement nor any of its terms , including the recitals herein, shall be offered or asserted by any of them as an admission of any fact or as evidence of any liability except for the purpose of enforcing the covenants, warranties and releases contained herein
     16. Amendment. This Agreement may not be modified, altered, or changed except as provided in Section 14 above or upon the written consent of both parties with specific reference to this Agreement.
     17. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and supersedes any prior agreements or understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. BPI and Zilich acknowledge and agree that this Agreement was the product of negotiations between them and that any rule of construction that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.
     18. Authority and Binding Effect. BPI represents and warrants that David Preng, chairman of the Compensation Committee of BPI’s Board of Directors, has been duly authorized and has the requisite authority to execute and deliver this Agreement on behalf of and to bind BPI to the terms and conditions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and heirs, as applicable.
     19. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
     IN WITNESS WHEREOF, Zilich and BPI have executed this Agreement on the date first written above.

/s/ George J. Zilich

George	J. Zilich

BPI Energy Holdings, Inc.

By:	/s/ David Preng

David Preng, Chairman of
Compensation Committee